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March 7, 2003

SCS Transportation, Inc.
4435 Main Street
Kansas City, Missouri 64111

Ladies and Gentlemen:

We have acted as counsel to SCS Transportation, Inc., a Delaware corporation (the “Corporation”), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of up to $10,000,000 in deferred compensation obligations (the “Obligations”) of the Corporation under the SCST Executive Capital Accumulation Plan (the “Plan”).

We are familiar with the proceedings undertaken in connection with the authorization of the Plan and the Obligations. As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction of such corporation records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below.

We are opining herein as to the effect on the subject transaction only of the federal securities law of the United States and the General Corporation Laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

We express no opinion as to the applicability or effect of (i) any bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or (ii) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

Based on the foregoing and in reliance thereon and subject to the qualifications and limitations stated herein, we are of the opinion that:

(1) The Corporation is a corporation validly existing in good standing under the laws of the State of Delaware.

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March 7, 2003

(2) The Obligations have been duly authorized, and upon the issuance of the Obligations under the terms of the Plan, such Obligations will be legally valid and binding obligations of the Corporation, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors.

The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very Truly Yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP